Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	John Anderson	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Reports flat comparable store sales and historically high gross margin for the First Quarter

Albany, NY, May 19, 2016 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended April 30, 2016.

“The quarter was highlighted by the continued positive response by our customers to changes in our merchandise assortment and presentation.” commented Mike Feurer, Company CEO. “We delivered a flat comp for the fourth consecutive quarter despite the continued significant disruption in our media categories. In addition, we generated historically high gross margins through better price management and the shift in sales contribution to our higher margin trend category. While there is still work to be done, our progress validates we are successfully leveraging our heritage, industry relationships and hard earned credibility with our customers to achieve our vision.” Mr. Feurer added.

First Quarter Overview

•	For the first quarter of 2016, the Company reported net income of $27 thousand, or $0.00 per diluted share, compared to a net income of $194 thousand, or $0.01 per diluted share, for the same period last year.

•	Comparable store sales for the first quarter were flat compared to the same quarter last year. Total revenue for the quarter decreased 4.3% to $75.7 million compared to $79.2 million for the same period last year. At the end of the quarter, the Company operated 290 stores compared to 310 stores last year, a 6.5% decline.

•	Gross profit for the quarter was $30.8 million, or 40.7% of revenue, compared to $32.0 million, or 40.4%, of revenue for the same period last year. The increase in gross profit as a percentage of revenue was due to the increased revenue contribution from the higher margin trend category and increases across all of our merchandise categories.

•	Selling, general and administrative (“SG&A”) expenses decreased $0.3 million for the quarter to $30.1 million, or 39.7% of sales, compared to $30.4 million, or 38.4% of sales, for the same period last year. The increase in SG&A as a percentage of sales is primarily due to a 90 basis point increase in health care costs.

•	Other income primarily consisted of a one-time gain of $0.8 million from the sale of an investment.

•	Included in operating results is the impact of a new lease for the Company’s distribution facility and corporate offices. The new lease reduces annual payments by $1 million. The new lease is accounted for as an operating lease with the distribution facility portion increasing cost of sales by $0.2 million, or 30 basis points, and corporate office portion increasing SG&A expenses by $0.1 million or 10 basis points. The previous lease was accounted for as a capital lease with the payment recorded as interest expense and a reduction of short-term debt.

•	Inventory was $116.6 million, or $70 per square foot, at the end of the quarter, versus $121.6 million, or $68 per square foot, at the end of the first quarter last year. The increase in inventory per square foot is in-line with our strategy of shifting our mix to higher margin categories.

•	Cash on hand at the end of the quarter was $91 million, compared to $103 million at the end of the first quarter last year. The decline was due to the repurchase of shares and investments in new and remodeled stores, the chain wide rollout of new marketplace fixtures to support the shift in our merchandise assortment and technology enhancements.

•	During the first quarter, the Company repurchased 676,000 shares of common stock at an average price of $3.85 per share. Since the inception of the program, the Company has repurchased approximately 2.5 million shares of common stock at an average price of $3.82 per share. The Company has approximately $12.2 million dollars available for purchase under its repurchase program.

Trans World will host a teleconference call today, Thursday, May 19, 2016, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Fiscal Quarter Ended
	April 30,	% to	May 2,	% to
	2016	Revenue	2015	Revenue

Net sales	$74,768		$77,963
Other revenue	962		1,200
Total revenue	$75,730		$79,163

Cost of sales	44,904	59.3%	47,161	59.6%
Gross profit	30,826	40.7%	32,002	40.4%

Selling, general and administrative expenses	30,048	39.7%	30,362	38.4%

Depreciation and amortization	1,463	1.9%	964	1.2%
Income from operations	(685)	-0.9%	676	0.9%

Interest expense	173	0.2%	465	0.6%
Other income	(932)	-1.2%	(27)	0.0%

Income before income taxes	74	0.1%	238	0.3%
Income tax expense	47	0.1%	44	0.1%

Net Income	$27	0.0%	$194	0.2%

Basic Income per common share:

Basic Income per share	$0.00		$0.01

Weighted average number of common shares outstanding - basic	30,761		31,208

Diluted Income per common share:

Diluted Income per share	$0.00		$0.01

Weighted average number of common shares outstanding - diluted	30,930		31,371

SELECTED BALANCE SHEET CAPTIONS:	April 30,		May 2,
(in thousands, except store data)	2016		2015

Cash and cash equivalents	$90,856		$102,539
Merchandise inventory	116,648		121,577
Fixed assets, net	33,198		18,026
Accounts payable	40,903		44,592
Borrowings under line of credit	—		—

Stores in operation, end of period	290		310
Average stores in operation, end of period	295		311
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